Exhibit 5.1

Februrary 10, 2023

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

RE:	$300,000,000 6.625% Fixed-Rate Reset Subordinated Notes Due 2033

Registration Statement on Form S-3
Registration No. 333-256902

Ladies and Gentlemen:

We have acted as counsel to Associated Banc-Corp, a Wisconsin corporation (the “Company”), in connection with the execution and delivery of the Underwriting Agreement dated February 6, 2023 (the “Underwriting Agreement”) by and among the Company, BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (the “Underwriters”), providing for the issuance and sale by the Company of its $300,000,000 6.625% Fixed-Rate Reset Subordinated Notes Due 2033 (the “Notes”) pursuant to an indenture dated as of November 13, 2014 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Pricing Committee Resolutions adopted on February 6, 2023 and the Officers’ Certificate dated February 6, 2023 (the “Indenture”).

The Notes are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2021 (File No. 333-256902) (the “Registration Statement”), including a base prospectus dated June 8, 2021 (the “Base Prospectus”), a preliminary prospectus supplement filed with the Commission on February 6, 2023 (the “Preliminary Prospectus Supplement”), and a final prospectus supplement dated February 6, 2023 and filed with the Commission on February 8, 2023 (the “Final Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) pursuant to Rule 424(b) under the Securities Act.

In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Preliminary Prospectus Supplement and the Final Prospectus Supplement; (iv) the form of the Notes; (v) certain resolutions of the Company’s Board of Directors and the Pricing Committee thereof; (vi) the Indenture; (vii) the Company’s Amended and Restated Articles of Incorporation, as amended and currently in effect, and Amended and Restated Bylaws, as currently in effect; and (vii) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In all such investigations and examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Associated Banc-Corp

February 10, 2023

Based upon and subject to limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when delivered and sold as contemplated by the Prospectus, were duly authorized and validly issued and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability.

This opinion is limited to the laws of the United States, the laws of the State of Wisconsin and the laws of the State of New York, and we do not express any opinion concerning any other law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes” in the Prospectus.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.